AMENDMENT TO

SECURITIES LENDING AUTHORIZATION AGREEMENT

between

RUSSELL INVESTMENT COMPANY, on behalf of each of its series listed on Schedule C,

and

STATE STREET BANK AND TRUST COMPANY

This Amendment (this “Amendment”) dated as of March 28, 2011 is made to the Amended and Restated Securities Lending Authorization Agreement dated October 5, 2009 (the “Agreement”) between Russell Investment Company, on behalf of each of its series listed on Schedule C, (the “Trust”) and State Street Bank and Trust Company, its affiliates or subsidiaries, as lending agent (“State Street”).

This Amendment shall be deemed for all purposes to constitute a separate and discrete agreement between State Street and each of the series of shares of the Trust as listed on Schedule C to Amendment (the Trust acting on behalf of each such series, a “Fund” and collectively, the “Funds”) as it may be amended by the parties, and no series of shares shall be responsible or liable for any of the obligations of any other series of the Trust under this Amendment or otherwise, notwithstanding anything to the contrary contained herein.

WHEREAS, Russell Investment Management Company (“RIMCo”), on behalf of the relevant Funds executed an instruction letter dated December 3, 2010 (the “Instruction Letter”) that sets forth RIMCo’s instructions to State Street, as securities lending agent of the Funds, (i) to effect a redemption, in kind, of each Fund’s proportionate ownership interest in the Securities Lending Quality Trust (“SLQT”) on or before December 6, 2010; (ii) to provide for the management and/or sale of the redeemed assets and the management of the investment income associated with the redeemed assets and cash proceeds resulting from the sale, maturity or other disposition of the redeemed assets pursuant to a liquidating trust (“Liquidating Trust”) established by an Agreement and Declaration of Trust between State Street and the Trust, on behalf of the Funds (“Declaration of Trust”); and (iii) to provide for the investment of cash Collateral under the Agreement.

WHEREAS, such redemption of each Fund’s proportionate ownership interest in SLQT was effected on December 3, 2010 and the parties hereto desire to further amend the Agreement as set forth below.

NOW, THEREFORE, for value received, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties mutually agree to amend the Agreement in the following respects:

1. Definitions. All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Agreement.

2. Amendments.

(a) The Agreement is hereby amended by deleting Section 9(a) in its entirety and replacing it with the following language:

“(a) Each of the Funds shall, by written instruction to State Street effective solely from and after State Street’s written consent thereto (such consent not to be unreasonably delayed or withheld), authorize and instruct State Street to invest, on each of the Fund’s behalf and at each of the Funds’ sole risk, all cash Collateral (including money received with respect to the investment of the same, or upon the maturity, sale, or liquidation of any such investments) (“Instructions”) in eligible investments listed on Schedule B (“Investments”). It is understood and agreed that State Street’s consent is solely required and delivered for purposes of confirmation of operational feasibility of implementing the Instructions. Except as provided in Section 8(d) of this Agreement, State Street does not assume any market or investment risk of loss associated with any investment or change of investment in any such Investments, including any cash Collateral investment vehicle designated on Schedule B.”

(b) The Agreement is hereby amended by deleting Section 9(b) in its entirety and replacing it with the following language:

“(b) Each Fund authorizes and directs solely State Street to deposit and withdraw cash Collateral on behalf of the Funds in respect of Investments for purposes of satisfaction of any of the Funds’ obligations under this Agreement and the Securities Loan Agreements. Each Fund hereby agrees that (i) it will not withdraw its authorization of State Street under this provision or direct or otherwise cause cash to be withdrawn from the Investments, and (ii) it will not modify the accounts with respect to the Investments or direct that the cash Collateral be deposited or invested in any account other than the Investments. Each Fund shall calculate and report, or cause their Custodian to calculate and report, to the Securities Finance Division of State Street hereunder after the close of each business day the applicable daily yield of the relevant Investment(s) that are managed by Russell Investment Management Company, to determine, among other things, income and compensation to be paid to each Fund and State Street in connection herewith.”

(c) The Agreement is hereby amended by deleting Section 9(k) in its entirety and replacing it with the following language:

“(k) State Street may charge any account (in each case, whether containing cash or other assets) held by State Street in the name of each Fund for any amounts due to State Street or any Borrower in connection with this Agreement or any Securities Loan Agreement.”

(d) The Agreement is hereby amended by deleting the second and third paragraphs of Section 13 in their entirety and replacing such paragraphs with the following language:

“Each Fund represents on a continuing basis that it has determined that the Investments, taking into account any fees assessed thereby, and any Instructions related thereto, are now, and will continue to be, acceptable and appropriate investment vehicles, investments and policies for the investment of cash Collateral under this Agreement.

Each Fund represents and warrants on a continuing basis that (a) it has made its own determination as to the tax and accounting treatment of any dividends, remuneration or other funds received hereunder; and (b) it is the legal and beneficial owner of (or exercises complete investment discretion over) all Available Securities free and clear of all liens, claims, security interests and encumbrances and no such security has been sold, and that it is entitled to receive all distributions made by the issuer with respect to Loaned Securities; and (c) the financial statements delivered to State Street pursuant to Section 4 fairly present its financial condition.”

(e) Schedule A to the Agreement is hereby deleted in its entirety and replaced with the revised Schedule A attached hereto.

(f) Schedule B to the Agreement is hereby deleted in its entirety and replaced with the revised Schedule B attached hereto.

(g) Schedule D to the Agreement is hereby deleted in its entirety and replaced with the revised Schedule D attached hereto.

(h) Exhibit A to the Agreement is hereby deleted in its entirety.

4. Ratification of Instructions and Agreements in Instruction Letter. The Trust, on behalf of the Funds, hereby acknowledges, confirms and ratifies the agreements and the authorizations and instructions to State Street set forth in the Instruction Letter.

5. Miscellaneous. Except to the extent specifically amended by this Amendment, the provisions of the Agreement shall remain unmodified, and the Agreement is ratified and affirmed as being in full force and effect. This Amendment may be executed in counterparts. All counterparts shall collectively constitute a single agreement. Further, this Amendment may be executed by facsimile signatures and such facsimile signatures shall be deemed to be the original signatures of the parties.

6. Effective Date. This Amendment shall be effective as of December 3, 2010.

IN WITNESS WHEREOF, the parties hereto execute this Amendment by their duly authorized officers by affixing their signatures below.

RUSSELL INVESTMENT COMPANY, on behalf of its respective series as listed on Schedule C, severally and not jointly		STATE STREET BANK AND TRUST COMPANY

By:	/s/ Peter Gunning	By:	/s/ Gino L. Timperio

Name:	Peter Gunning	Name:	Gino L. Timperio

Title:	Chief Investment Officer	Title:	Senior Managing Director

Schedule A

This Schedule is attached to and made part of the Amended and Restated Securities Lending Authorization Agreement dated the 5th day of October, 2009, between RUSSELL INVESTMENT COMPANY, ON BEHALF OF ITS RESPECTIVE SERIES LISTED ON SCHEDULE C, SEVERALLY AND NOT JOINTLY (the “Funds”) and STATE STREET BANK AND TRUST COMPANY (“State Street”)

Schedule of Fees

1. Subject to Paragraph 2 below, all proceeds collected by State Street on investment of cash Collateral or any fee income shall be allocated as follows:

•	Eighty-five percent (85%) payable to the Fund; and

•	Fifteen percent (15%) payable to State Street.

2. All payments to be allocated under Paragraph 1 above shall be made after deduction of such other amounts payable pursuant to State Street or the Borrower under the terms of the Amended and Restated Securities Lending Authorization Agreement of which this Schedule is a part.

3. Fee Disclosure.

(a) On an annualized basis, the management/custody/fund administration/transfer agent fee for investing cash Collateral in the State Street Navigator Securities Lending Prime Portfolio is not more than 5.00 basis points netted out of yield. The assets of the Portfolio will be used to pay all reasonable expenses and fees of the Portfolio, including professional fees, trustees fees and disbursements incurred in connection with the operation of the Portfolio.

(b) The management fee for the liquidating trust (“Liquidating Trust”), established by an Agreement and Declaration of Trust between State Street and the Trust, on behalf of the Funds, dated as of November 23, 2010 (“Declaration of Trust”) is set forth in the Declaration of Trust.

Schedule B

This Schedule is attached to and made part of the Amended and Restated Securities Lending Authorization Agreement (the “Agreement”), dated the 5th day of October, 2009 between RUSSELL INVESTMENT COMPANY ON BEHALF OF ITS RESPECTIVE SERIES AS LISTED ON SCHEDULE C, SEVERALLY AND NOT JOINTLY (the “Funds”) and STATE STREET BANK AND TRUST COMPANY (“State Street”).

Eligible Investments for Cash Collateral

In accordance with Section 9(a) of the Agreement, each of the Funds shall, by written instruction to State Street effective solely from and after State Street’s written consent thereto (such consent not to be unreasonably delayed or withheld, and solely for the purposes specified in Section 9(a)), authorize and instruct State Street to invest, on each of the Fund’s behalf and at each of the Funds’ sole risk, all cash Collateral (including money received with respect to the investment of the same, or upon the maturity, sale, or liquidation of any such investments) in one or more of the following eligible investments:

•	Direct obligations issued or guaranteed by the U.S. Government, its agencies or instrumentalities.

•	High quality, short term debt instruments eligible for purchase by Russell Investment Company domestic money market mutual funds.

•	Repurchase transactions with certain counterparts listed on Instructions.

•	Shares of Russell Investment Company domestic money market mutual funds.

•	Shares of State Street Navigator Securities Lending Trust.

•	Shares of the Russell U.S. Cash Collateral Fund, a Washington trust fund.

•	Russell Investment Company Liquidating Trust

Supplemental information regarding State Street Navigator Securities Lending Trust:

State Street Navigator Securities Lending Trust. The State Street Navigator Securities Lending Trust is an open-end management investment company registered with the Securities and Exchange Commission under the ‘40 Act. State Street has provided the Funds with a copy of the Confidential Offering Memorandum dated as of January 9, 2008 (the “COM”) and State Street represents and warrants as of the date of execution of this Agreement that such COM is the true and correct copy of the currently existing COM of the State Street Navigator Securities Lending Trust Prime Portfolio.

Schedule C

This Schedule is attached to and made part of the Amended and Restated Securities Lending Authorization Agreement (the “Agreement”), dated the 5th day of October, 2009 between RUSSELL INVESTMENT COMPANY ON BEHALF OF ITS RESPECTIVE SERIES AS LISTED ON SCHEDULE C, SEVERALLY AND NOT JOINTLY (the “Funds”) and STATE STREET BANK AND TRUST COMPANY (“State Street”).

Fund Name	Taxpayer Identification Number	Tax Year-End
Russell US Core Equity Fund	91-1263398	October 31
Russell US Small & Mid Cap Fund	91-1263395	October 31
Russell Investment Grade Bond Fund	91-1263236	October 31
Russell International Developed Markets Fund	91-1263237	October 31
Russell Strategic Bond Fund	91-1570842	October 31
Russell Global Equity Fund	35-2288852	October 31
Russell Emerging Markets Fund	91-1570843	October 31
Russell Tax-Managed US Large Cap Fund	91-1713272	October 31
Russell US Value Fund	91-2081917	October 31
Russell US Growth Fund	91-2081915	October 31
Russell Real Estate Securities Fund	91-1499614	October 31
Russell Tax Exempt Bond Fund	91-1295540	October 31
Russell US Quantitative Equity Fund	91-1367063	October 31
Russell Tax Managed Global Equity	91-2000555	October 31
Russell Tax Managed Mid & Small Cap	91-2000558	October 31
Russell Global Infrastructure	27-2398606	October 31
Russell Global Opportunistic Credit	27-2398709	October 31

Schedule D

This Schedule is attached to and made part of the Amended and Restated Securities Lending Authorization Agreement (the “Agreement”), dated the 5th day of October, 2009 between RUSSELL INVESTMENT COMPANY ON BEHALF OF ITS RESPECTIVE SERIES AS LISTED ON SCHEDULE C, SEVERALLY AND NOT JOINTLY (the “Funds”) and STATE STREET BANK AND TRUST COMPANY (“State Street”).

•	Cash (U.S. and foreign currency);

•	Securities issued or guaranteed by the U.S. government or its agencies or instrumentalities;

•	sovereign debt; and

•	Such other Collateral as the parties may agree to in writing from time to time.